Exhibit 99.1

Earnings Results & Supplemental Information
For the Three and Six Months Ended June 30, 2022

The Macerich Company
Earnings Results & Supplemental Information
For the Three and Six Months Ended June 30, 2022
Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
June 30, 2022

We own 48 million square feet of real estate consisting primarily of interests in 44 regional town centers that serve as community cornerstones. As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. We are firmly dedicated to advancing environmental goals, social good and sound corporate governance. As a recognized leader in sustainability, The Macerich Company (the “Company”) has achieved a #1 GRESB ranking for the North American retail sector for seven straight years (2015-2021).

General Updates:

Despite macro issues impacting the U.S. and global economies, the fundamentals of our business remained resilient during the first half of 2022. Most importantly, tenant demand to both retain existing locations and open new locations in our regional town centers remains strong despite the prevailing macro environment. During the second quarter of 2022, we signed 27% more new and renewal leases for 74% more square footage than we signed during the second quarter of 2021. Through the first six months of 2022, portfolio comparable tenant sales from spaces less than 10,000 square feet were 7.6% higher than the same period in 2021, compared to 2.2% higher for the second quarter of 2022 relative to the same period in 2021. Portfolio tenant sales per square foot for spaces less than 10,000 square feet for the trailing twelve months ended June 30, 2022 were $860, which is a record high for the Company.

Financial Results for the Quarter:

•The net loss attributable to the Company was $15.4 million or $0.07 per share-diluted during the second quarter of 2022, compared to the net loss attributable to the Company of $11.8 million or $0.06 per share-diluted attributable to the Company for the quarter ended June 30, 2021.

•Funds from Operations (“FFO”), excluding financing expense in connection with Chandler Freehold was $102.9 million or $0.46 per share-diluted during the second quarter of 2022, compared to $127.6 million or $0.59 per share-diluted for the quarter ended June 30, 2021. This $0.13 per share FFO decline was primarily due to: (i) positive mark-to-market valuation adjustments in the second quarter of 2021 from retail venture capital funds in which the Company has invested that did not re-occur in 2022, and (ii) significant gains recognized from various land sales during the second quarter of 2021, which collectively contributed to an approximate $0.16 per share decrease in FFO.

•Same center net operating income (“NOI”), excluding lease termination income, increased 5.4% in the second quarter of 2022 compared to the second quarter of 2021. This percentage increased to 7.8% when including lease termination income.

Operations:

•Portfolio occupancy as of June 30, 2022 was 91.8%, a 2.4% increase compared to the 89.4% occupancy rate at June 30, 2021, and a 0.5% sequential increase compared to the 91.3% occupancy rate at March 31, 2022.

•Portfolio sales per square foot from spaces less than 10,000 square feet for the trailing twelve months ended June 30, 2022 were $860, which is an all-time, record high for the Company.

•During the second quarter of 2022, we signed 274 new and renewal leases for 1.2 million square feet, compared to 216 new and renewal leases and 686,000 square feet during the second quarter of 2021. This represented a 27% increase in the number of leases signed and a 74% increase in the square footage of leases signed.

•Re-leasing spreads were 0.6% greater than expiring base rent for the twelve months ended June 30, 2022.

Redevelopment:

We continue to focus on redevelopment and re-positioning of our top quality regional town centers. Some highlights include:

•We continue to secure entitlements and/or plan transformative projects to redevelop: the former Bloomingdale’s and Arclight Theater spaces at Santa Monica Place with entertainment and office uses; the former Lord & Taylor parcel at Tysons Corner Center with mixed uses and possibly flagship retail uses; FlatIron Crossing in Broomfield, Colorado with a multi-phased, mixed-

The Macerich Company
Executive Summary
June 30, 2022
use densification expansion for which we secured entitlements in late 2021; and Kierland Commons in Phoenix, Arizona for an expansion to add multi-family and office buildings to this amenity-rich lifestyle property in northeast Phoenix.

•As recently announced, we are working with the Philadelphia 76ers organization and other Philadelphia business leaders to redevelop a portion of Fashion District of Philadelphia into 76 Place, a privately-funded, purpose built sports and entertainment arena. The project, currently in the planning stages, is expected to be completed in time for the 2031 – 2032 NBA season. Ground-breaking on the development is not expected to start for several years. If successful, this redevelopment is expected to be an extremely transformative venture for Fashion District of Philadelphia and the larger Center City area.

Balance Sheet:

During 2022, our mortgage refinancing and extension activity has included the following: on February 2, we closed a $175 million refinance of FlatIron Crossing; on April 29, we closed a $72 million refinance of Pacific View; on May 6, we secured a two-year extension of the $168 million loan on The Oaks; and on July 1, we recently closed a one-year extension of the $164 million loan on Danbury Fair Mall. Despite the continued disruption to the financing market stemming first from the pandemic and more recently from the prevailing inflationary environment, we have successfully secured all requested extensions from both balance sheet lenders and CMBS lenders/servicers spanning nine loan extensions and totaling over $1.6 billion of debt since September 2020.

As of the date of this filing, we have over $630 million of liquidity, including unrestricted cash on hand totaling over $170 million, with the balance representing available capacity on our revolving line of credit.

As of June 30, 2022, total debt including our pro-rata share of joint ventures was $6.86 billion at a weighted average annual effective interest rate of 4.01%.

2022 Earnings Guidance:

At this time, we are narrowing the ranges of our 2022 guidance for both estimated EPS-diluted and FFO per share-diluted, excluding financing expense in connection with Chandler Freehold. We are also increasing the guidance range midpoint for estimated 2022 FFO per share-diluted, excluding financing expense in connection with Chandler Freehold, and we are decreasing the guidance range midpoint for estimated 2022 EPS-diluted. The following is a reconciliation of estimated EPS-diluted to FFO per share-diluted, excluding financing expense in connection with Chandler Freehold:

	Fiscal Year 2022 Guidance
EPS-diluted	($0.21)	-	($0.09)
Plus: real estate depreciation and amortization	1.89	-	1.89
Plus: loss on sale or write-down of depreciable assets	0.17	-	0.17
FFO per share-diluted	1.85	-	1.97
Plus: impact of financing expense in connection with Chandler Freehold	0.07	-	0.07
FFO per share – diluted, excluding financing expense in connection with Chandler Freehold	$1.92	-	$2.04

This guidance assumes no further government-mandated shutdowns of our properties. It does not assume any sale of common equity during 2022. These estimates do not include possible future gains or losses or the impact on operating results from possible future property acquisitions or dispositions, other than land sales. There can be no assurance that our actual results will not differ from the estimates set forth above.

More details of the guidance assumptions are included on page 16.

Dividend:

On July 20, 2022, we declared a quarterly cash dividend of $0.15 per share of common stock. The dividend is payable on September 8, 2022 to stockholders of record at the close of business on August 19, 2022.

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on July 28, 2022 at 10:00 a.m. Pacific Time. To listen to the call, please visit the website at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

The Macerich Company
Executive Summary
June 30, 2022
About Macerich and this Document:

The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional town centers throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.

As of June 30, 2022, the Operating Partnership owned or had an ownership interest in 48 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 44 regional town centers, five community/power shopping centers and two redevelopment properties. These 51 centers (which include any adjoining mixed-use improvements) are referred to hereinafter as the “Centers” unless the context requires otherwise.

All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

The Company presents certain measures in this document on a pro rata basis which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note: This document contains statements that constitute forward-looking statements which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including rising inflation, supply chain disruptions and construction delays), and acquisitions and dispositions; the continuing adverse impact of the novel coronavirus (COVID-19) on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.
(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2022	2021	2022	2021
Revenues:
Leasing revenue	$188,590	$196,987	$392,002	$376,522
Other income	8,081	11,855	14,408	17,176
Management Companies’ revenues	7,420	6,631	13,825	12,199
Total revenues	204,091	215,473	420,235	405,897
Expenses:
Shopping center and operating expenses	69,728	67,655	142,648	143,810
Management Companies’ operating expenses	17,746	15,021	34,691	29,864
Leasing expenses	8,148	6,637	15,759	11,803
REIT general and administrative expenses	6,441	6,679	13,303	14,766
Depreciation and amortization	72,458	77,630	145,314	156,026
Interest expense (a)	53,189	54,914	105,050	108,810
Total expenses	227,710	228,536	456,765	465,079
Equity in income (loss) of unconsolidated joint ventures	6,353	20,035	(22,744)	21,945
Income tax benefit (expense)	670	(7,107)	(1,129)	(9,345)
(Loss) gain on sale or write down of assets, net	(1,091)	(3,927)	5,362	(25,210)
Net loss	(17,687)	(4,062)	(55,041)	(71,792)
Less net (loss) income attributable to noncontrolling interests	(2,303)	7,703	(2,475)	3,577
Net loss attributable to the Company	$(15,384)	$(11,765)	$(52,566)	$(75,369)
Weighted average number of shares outstanding—basic	214,990	205,757	214,905	182,299
Weighted average shares outstanding, assuming full conversion of OP Units (b)	223,649	215,576	223,576	192,633
Weighted average shares outstanding—Funds From Operations (“FFO”)— diluted (b)	223,649	215,576	223,576	192,633
Earnings per share (“EPS”)—basic	$(0.07)	$(0.06)	$(0.25)	$(0.42)
EPS—diluted	$(0.07)	$(0.06)	$(0.25)	$(0.42)
Dividend paid per share	$0.15	$0.15	$0.30	$0.30
FFO—basic and diluted (b) (c)	$93,710	$123,447	$198,575	$196,450
FFO—basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$102,850	$127,594	$215,221	$203,148
FFO per share—basic and diluted (b) (c)	$0.42	$0.57	$0.89	$1.02
FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$0.46	$0.59	$0.96	$1.05

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)The Company accounts for its investment in the Chandler Fashion Center and Freehold Raceway Mall ("Chandler Freehold") joint venture as a financing arrangement. As a result, the Company has included in interest expense (i) an expense of $7,241 and $9,785 to adjust for the change in the fair value of the financing arrangement obligation during the three and six months ended June 30, 2022, respectively; and a credit of $1,439 and $2,302 to adjust for the change in the fair value of the financing arrangement obligation during the three and six months ended June 30, 2021, respectively; (ii) distributions of ($248) and $249 to its partner representing the partner's share of net (loss) income for the three and six months ended June 30, 2022, respectively; and ($1,193) and ($2,425) to its partner representing the partner's share of net loss for the three and six months ended June 30, 2021, respectively; and (iii) distributions of $1,899 and $6,861 to its partner in excess of the partner's share of net income for the three and six months ended June 30, 2022, respectively; and $5,586 and $9,000 to its partner in excess of the partner's share of net income for the three and six months ended June 30, 2021, respectively.

(b)The Operating Partnership has operating partnership units (“OP units”). OP units can be converted into shares of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans, stock warrants and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (“GAAP”) measures. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

The Company accounts for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognizes financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excludes the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold.

FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold and non-routine costs associated with extinguishment of debt provide useful supplemental information regarding the Company’s performance as they show a more meaningful and consistent comparison of the Company’s operating performance and allows investors to more easily compare the Company’s results. The Company believes that FFO on a diluted basis is a measure investors find most useful in measuring the dilutive impact of convertible securities.

The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of net loss attributable to the Company to FFO attributable to common stockholders and unit holders—basic and diluted, excluding financing expense in connection with Chandler Freehold (c):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2022	2021	2022	2021
Net loss attributable to the Company	$(15,384)	($11,765)	($52,566)	($75,369)
Adjustments to reconcile net loss attributable to the Company to FFO attributable to common stockholders and unit holders—basic and diluted:
Noncontrolling interests in the OP	(622)	87	(2,122)	(4,269)
Loss (gain) on sale or write down of consolidated assets, net	1,091	3,927	(5,362)	25,210
Add: gain on undepreciated asset sales from consolidated assets	66	10,828	10,725	13,733
Loss on write down of consolidated non-real estate assets	—	(1,000)	(2,000)	(2,200)
Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	22	5,902	4,443	5,855
(Gain) loss on sale or write down of assets from unconsolidated joint ventures (pro rata), net	(845)	106	28,982	79
Add: gain on undepreciated asset sales from unconsolidated joint ventures (pro rata)	956	—	1,555	—
Depreciation and amortization on consolidated assets	72,458	77,630	145,314	156,026
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(6,480)	(5,085)	(14,293)	(9,160)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	45,162	46,126	89,563	93,232
Less: depreciation on personal property	(2,714)	(3,309)	(5,664)	(6,687)
FFO attributable to common stockholders and unit holders—basic and diluted	93,710	123,447	198,575	196,450
Financing expense in connection with Chandler Freehold	9,140	4,147	16,646	6,698
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold—basic and diluted	$102,850	$127,594	$215,221	$203,148

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2022	2021	2022	2021
EPS—diluted	$(0.07)	$(0.06)	$(0.25)	$(0.42)
Per share impact of depreciation and amortization of real estate	0.49	0.54	0.97	1.22
Per share impact of loss on sale or write down of assets, net	—	0.09	0.17	0.22
FFO per share—basic and diluted	0.42	0.57	0.89	1.02
Per share impact of financing expense in connection with Chandler Freehold	0.04	0.02	0.07	0.03
FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold	$0.46	$0.59	$0.96	$1.05

Reconciliation of Net loss attributable to the Company to Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2022	2021	2022	2021
Net loss attributable to the Company	$(15,384)	$(11,765)	($52,566)	($75,369)
Interest expense—consolidated assets	53,189	54,914	105,050	108,810
Interest expense—unconsolidated joint ventures (pro rata)	25,412	26,605	50,638	53,670
Depreciation and amortization—consolidated assets	72,458	77,630	145,314	156,026
Depreciation and amortization—unconsolidated joint ventures (pro rata)	45,162	46,126	89,563	93,232
Noncontrolling interests in the OP	(622)	87	(2,122)	(4,269)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(9,884)	(8,007)	(22,141)	(14,649)
Loss (gain) on sale or write down of assets, net - consolidated assets	1,091	3,927	(5,362)	25,210
(Gain) loss on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	(845)	106	28,982	79
Add: Noncontrolling interests share of gain (loss) on sale or write-down of consolidated joint ventures, net	22	5,902	4,443	5,855
Income tax (benefit) expense	(670)	7,107	1,129	9,345
Distributions on preferred units	87	90	174	180
Adjusted EBITDA (d)	$170,016	$202,722	$343,102	$358,120

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Adjusted EBITDA to Net Operating Income (“NOI”) and to NOI—Same Centers:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2022	2021	2022	2021
Adjusted EBITDA (d)	$170,016	$202,722	$343,102	358,120
REIT general and administrative expenses	6,441	6,679	13,303	14,766
Management Companies’ revenues	(7,420)	(6,631)	(13,825)	(12,199)
Management Companies’ operating expenses	17,746	15,021	34,691	29,864
Leasing expenses, including joint ventures at pro rata	8,781	7,262	17,105	13,085
Straight-line and above/below market adjustments	(3,228)	(10,973)	(3,325)	(21,837)
NOI—All Centers	192,336	214,080	391,051	381,799
NOI of non-Same Centers	209	(35,424)	(4,756)	(54,293)
NOI—Same Centers (e)	192,545	178,656	386,295	327,506
Lease termination income of Same Centers	(9,795)	(5,271)	(23,409)	(9,711)
NOI—Same Centers, excluding lease termination income (e)	$182,750	$173,385	$362,886	$317,795
NOI—Same Centers percentage change, including lease termination income (e)	7.77%		17.95%
NOI—Same Centers percentage change, excluding lease termination income (e)	5.40%		14.19%

(d)Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(e)The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers. The Company also presents Same Center NOI, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	6/30/2022	12/31/2021	12/31/2020
	(dollars in thousands, except per share data)
Closing common stock price per share	$8.71	$17.28	$10.67
52 week high	$22.88	$25.99	$26.98
52 week low	$8.42	$10.31	$4.81
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	103,235
Common shares and partnership units	223,743,803	223,474,639	160,751,189
Total common and equivalent shares/units outstanding	223,843,368	223,574,204	160,854,424
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,855,734	$6,977,458	$8,675,076
Equity market capitalization	1,949,676	3,863,362	1,716,317
Total market capitalization	$8,805,410	$10,840,820	$10,391,393
Debt as a percentage of total market capitalization	77.9%	64.4%	83.5%

Portfolio Capitalization at June 30, 2022

Floating Rate Debt 9.0%
Common Equity 22.1%
Fixed Rate Debt 68.9%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2021	8,677,582	214,797,057	99,565	223,574,204
Conversion of partnership units to cash	(2,901)	—	—	(2,901)
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	16,467	104,320	—	120,787
Balance as of March 31, 2022	8,691,148	214,901,377	99,565	223,692,090
Conversion of partnership units to cash	(26,136)	—	—	(26,136)
Conversion of partnership units to common shares	(34,551)	34,551	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	177,414	—	177,414
Balance as of June 30, 2022	8,630,461	215,113,342	99,565	223,843,368

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended June 30,	For the Six Months Ended June 30,
	2022	2022
Revenues:
Leasing revenue	$188,590	$392,002
Other income	8,081	14,408
Management Companies' revenues	7,420	13,825
Total revenues	204,091	420,235
Expenses:
Shopping center and operating expenses	69,728	142,648
Management Companies' operating expenses	17,746	34,691
Leasing expenses	8,148	15,759
REIT general and administrative expenses	6,441	13,303
Depreciation and amortization	72,458	145,314
Interest expense	53,189	105,050
Total expenses	227,710	456,765
Equity in income (loss) of unconsolidated joint ventures	6,353	(22,744)
Income tax benefit (expense)	670	(1,129)
(Loss) gain on sale or write down of assets, net	(1,091)	5,362
Net loss	(17,687)	(55,041)
Less net loss attributable to noncontrolling interests	(2,303)	(2,475)
Net loss attributable to the Company	$(15,384)	$(52,566)

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of June 30, 2022
(Dollars in thousands)

ASSETS:
Property, net (a)	$6,175,685
Cash and cash equivalents	106,384
Restricted cash	52,060
Tenant and other receivables, net	162,310
Right-of-use assets, net	129,161
Deferred charges and other assets, net	238,847
Due from affiliates	3,209
Investments in unconsolidated joint ventures	1,246,730
Total assets	$8,114,386

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,361,131
Bank and other notes payable	74,964
Accounts payable and accrued expenses	53,889
Lease liabilities	98,426
Other accrued liabilities	214,451
Distributions in excess of investments in unconsolidated joint ventures	126,359
Financing arrangement obligation	128,773
Total liabilities	5,057,993
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,150
Additional paid-in capital	5,500,101
Accumulated deficit	(2,560,793)
Accumulated other comprehensive income	16
Total stockholders' equity	2,941,474
Noncontrolling interests	114,919
Total equity	3,056,393
Total liabilities and equity	$8,114,386

(a)Includes construction in progress of $199,348.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended June 30, 2022		For the Six Months Ended June 30, 2022
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(10,528)	$110,521	$(23,289)	$211,298
Other income	(1,130)	(876)	(2,280)	3,578
Total revenues	(11,658)	109,645	(25,569)	214,876
Expenses:
Shopping center and operating expenses	(3,279)	32,732	(7,782)	66,649
Leasing expenses	(198)	831	(442)	1,788
Depreciation and amortization	(6,480)	45,162	(14,293)	89,563
Interest expense	(3,404)	25,412	(7,848)	50,638
Total expenses	(13,361)	104,137	(30,365)	208,638
Equity in (income) loss of unconsolidated joint ventures	—	(6,353)	—	22,744
Gain/loss on sale or write down of assets, net	(22)	845	(4,443)	(28,982)
Net loss	1,681	—	353	—
Less net loss attributable to noncontrolling interests	1,681	—	353	—
Net loss attributable to the Company	$—	$—	$—	$—

(a)Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of June 30, 2022
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(469,453)	$3,870,232
Cash and cash equivalents	(13,055)	97,818
Restricted cash	(1,858)	6,704
Tenant and other receivables, net	(11,235)	88,331
Right-of-use assets, net	(579)	57,635
Deferred charges and other assets, net	(25,349)	80,445
Due from affiliates	2,298	(1,795)
Investments in unconsolidated joint ventures, at equity	—	(1,246,730)
Total assets	$(519,231)	$2,952,640

LIABILITIES AND EQUITY:
Mortgage notes payable	$(456,903)	$2,844,943
Bank and other notes payable	—	31,599
Accounts payable and accrued expenses	(3,548)	48,573
Lease liabilities	(2,060)	58,546
Other accrued liabilities	(25,416)	95,338
Distributions in excess of investments in unconsolidated joint ventures	—	(126,359)
Financing arrangement obligation	(128,773)	—
Total liabilities	(616,700)	2,952,640
Equity:
Stockholders' equity	94,295	—
Noncontrolling interests	3,174	—
Total equity	97,469	—
Total liabilities and equity	$(519,231)	$2,952,640

(a)Represents the Company's partners' share of consolidated joint ventures.

(b)This includes $2,823 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $271,962 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA SCHEDULE OF LEASING REVENUE (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended June 30, 2022
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents	$117,874	$(6,375)	$111,499	$78,816	$190,315
Percentage rents	6,913	(564)	6,349	4,551	10,900
Tenant recoveries	55,420	(3,229)	52,191	24,835	77,026
Other	6,940	(339)	6,601	2,397	8,998
Bad debt expense reversal	1,443	(21)	1,422	(78)	1,344
Total leasing revenue	$188,590	$(10,528)	$178,062	$110,521	$288,583

	For the Six Months Ended June 30, 2022
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents	$250,615	$(14,332)	$236,283	$148,490	$384,773
Percentage rents	15,506	(1,735)	13,771	8,526	22,297
Tenant recoveries	109,036	(6,447)	102,589	49,440	152,029
Other	15,969	(760)	15,209	4,805	20,014
Bad debt expense reversal	876	(15)	861	37	898
Total leasing revenue	$392,002	$(23,289)	$368,713	$211,298	$580,011

(a)Represents the Company’s partners’ share of consolidated joint ventures.

The Macerich Company
2022 Earnings Guidance (unaudited)
At this time, we are narrowing the ranges of our 2022 guidance for both estimated EPS-diluted and FFO per share-diluted, excluding financing expense in connection with Chandler Freehold. We are also increasing the guidance range midpoint for estimated 2022 FFO per share-diluted, excluding financing expense in connection with Chandler Freehold, and we are decreasing the guidance range midpoint for estimated 2022 EPS-diluted. The following is a reconciliation of estimated EPS-diluted to FFO per share-diluted, excluding financing expense in connection with Chandler Freehold:

	Fiscal Year 2022 Guidance
EPS-diluted	($0.21)	-	($0.09)
Plus: real estate depreciation and amortization	1.89	-	1.89
Plus: loss on sale or write-down of depreciable assets	0.17	-	0.17
FFO per share-diluted	1.85	-	1.97
Plus: impact of financing expense in connection with Chandler Freehold	0.07	-	0.07
FFO per share – diluted, excluding financing expense in connection with Chandler Freehold	$1.92	-	$2.04

This guidance assumes no further government-mandated shutdowns of our properties. It does not assume any sale of common equity during 2022. These estimates do not include possible future gains or losses or the impact on operating results from possible future property acquisitions or dispositions, other than land sales. There can be no assurance that our actual results will not differ from the estimates set forth above.

Underlying Assumptions to 2022 Guidance:

Cash Same Center Net Operating Income (“NOI”) Growth, excluding Lease Termination Income (a)	5.50%	-	6.75%

	Year 2022 ($ millions)(b)	Year 2022 FFO / Share Impact
Lease termination income	$26	$0.12
Bad debt expense	$1	$0.00
Straight-line rental income	$3	$0.01
Amortization of acquired above and below-market leases (net-revenue)	$5	$0.02
Interest expense (c)	$272	$1.21
Capitalized interest	$19	$0.08

(a)Excludes non-cash items of straight-line rental income and above/below market adjustments to minimum rent.

(b)All joint venture amounts included at pro rata.

(c)This amount represents the Company’s pro rata share of interest expense, excluding any financing expense in connection with Chandler Freehold, and is reduced by capitalized interest.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)

	As of June 30,
	2022	2021

	dollars in millions
Straight-line rent receivable	$167.7	$178.1

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021

	dollars in millions
Lease termination income	$9.8	$4.6	$23.4	$9.1
Straight-line rental income	$2.0	$9.7	$0.9	$19.2
Business development and parking income (b)	$14.1	$12.8	$29.3	$22.7
Gain on sales or write down of undepreciated assets	$1.0	$10.8	$12.3	$13.7
Amortization of acquired above and below-market leases, net revenue	$1.2	$1.2	$2.4	$2.7
Amortization of debt discounts, net	$(0.3)	$(0.3)	$(0.6)	$(0.6)
Bad debt (income) expense (c)	$(1.3)	$(10.1)	$(0.9)	$(7.3)
Leasing expense	$8.8	$7.3	$17.1	$13.1
Interest capitalized	$5.3	$5.4	$9.8	$9.6

Chandler Freehold financing arrangement (d):
Distributions equal to partners’ share of net (loss) income	$(0.2)	$(1.2)	$0.2	$(2.4)
Distributions in excess of partners’ share of net income (e)	1.9	5.6	6.9	9.0
Fair value adjustment (e)	7.2	(1.4)	9.8	(2.3)
Total Chandler Freehold financing arrangement expense (d)	$8.9	$3.0	$16.9	$4.3

(a)All joint venture amounts included at pro rata.

(b)Included in leasing revenue and other income.

(c)Included in leasing revenue.

(d)Included in interest expense.

(e)The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)

	For the Six Months Ended June 30,		For the Twelve Months Ended December 31,
	2022	2021	2021	2020
	dollars in millions
Consolidated Centers
Acquisitions of property, building improvement and equipment	$6.0	$7.3	$18.7	$9.6
Development, redevelopment, expansions and renovations of Centers	23.5	22.8	46.3	38.4
Tenant allowances	10.6	8.1	22.1	12.4
Deferred leasing charges	0.8	1.4	2.6	3.0
Total	$40.9	$39.6	$89.7	$63.4
Unconsolidated Joint Venture Centers
Acquisitions of property, building improvement and equipment	$4.1	$3.4	$18.8	$6.5
Development, redevelopment, expansions and renovations of Centers	27.8	24.6	48.5	109.9
Tenant allowances	9.0	3.9	11.6	4.8
Deferred leasing charges	1.7	1.4	2.9	2.1
Total	$42.6	$33.3	$81.8	$123.3

(a)All joint venture amounts at pro rata.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Trailing Twelve Month Sales Per Square Foot (a)

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
6/30/2022	$737	$1,020	$860
12/31/2019 (b)	$646	$998	$801

(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of 12 months. Sales per square foot are based on tenants 10,000 square feet and under for regional town Centers. Sales per square foot exclude Centers under development and redevelopment.

(b)Sales per square foot are compared to the trailing twelve months ended December 31, 2019, the most immediately comparative period prior to the COVID-19 pandemic.

Trailing Twelve Month Sales Per Square Foot
$860
$801
June 2022
December 2019

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
6/30/2022	90.9%	92.7%	91.8%
6/30/2021	88.6%	90.3%	89.4%
12/31/2021	90.7%	92.4%	91.5%
12/31/2020	89.6%	89.8%	89.7%

(a)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes all Centers under development and redevelopment.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Average Base Rent Per Square Foot(a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
6/30/2022	$60.35	$52.14	$55.84
6/30/2021	$60.19	$53.93	$54.89
12/31/2021	$59.86	$56.39	$55.91
12/31/2020	$59.63	$48.06	$52.60
Unconsolidated Joint Venture Centers
6/30/2022	$67.21	$68.99	$60.73
6/30/2021	$66.90	$59.31	$57.72
12/31/2021	$66.12	$66.98	$60.48
12/31/2020	$66.34	$57.23	$52.62
All Regional Town Centers
6/30/2022	$62.67	$57.58	$57.23
6/30/2021	$62.47	$55.61	$55.70
12/31/2021	$61.98	$60.02	$57.23
12/31/2020	$61.87	$50.69	$52.60

(a)Average base rent per square foot is based on spaces 10,000 square feet and under. All joint venture amounts are included at pro rata. Centers under development and redevelopment are excluded.

(b)Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.

(d)The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Cost of Occupancy

	For the Twelve Months Ended June 30, 2022	For the Twelve Months Ended December 31, 2019(a)

Consolidated Centers
Minimum rents	7.5%	9.1%
Percentage rents	1.2%	0.4%
Expense recoveries(b)	3.0%	3.6%
Total	11.7%	13.1%

Unconsolidated Joint Venture Centers
Minimum rents	6.7%	7.3%
Percentage rents	1.0%	0.3%
Expense recoveries(b)	2.9%	3.2%
Total	10.6%	10.8%

All Centers
Minimum rents	7.1%	8.1%
Percentage rents	1.1%	0.3%
Expense recoveries(b)	2.9%	3.4%
Total	11.1%	11.8%

(a)Cost of Occupancy is compared to the trailing twelve months ended December 31, 2019, the most immediately comparative period prior to the COVID-19 pandemic.

(b)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Net Operating Income by State

State	% of Portfolio 2021 Real Estate Pro Rata NOI(a)
California	27.7%
New York	23.4%
Arizona	16.9%
Pennsylvania & Virginia	9.6%
Colorado, Illinois & Missouri	7.5%
New Jersey & Connecticut	6.7%
Oregon	4.3%
Other(b)	3.9%
Total	100.0%

(a)The percentage of Portfolio 2021 Real Estate Pro Rata NOI excludes straight-line and above/below market adjustments to minimum rents. Portfolio 2021 Real Estate Pro Rata NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)“Other” includes Indiana, Iowa, Kentucky, North Dakota and Texas.

The Macerich Company
Property Listing
June 30, 2022
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	ongoing	1,319,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,308,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	710,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,017,000
5	50%	Fashion District Philadelphia Philadelphia, Pennsylvania	1977/2014	2019	802,000
6	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	527,000
7	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	690,000
8	50.1%	Freehold Raceway Mall Freehold, New Jersey	1990/2005	2007	1,552,000
9	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	973,000
10	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	2016	2,047,000
11	100%	Inland Center San Bernardino, California	1966/2004	2016	630,000
12	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,146,000
13	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	473,000
14	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	933,000
15	100%	Oaks, The Thousand Oaks, California	1978/2002	2017	1,206,000
16	100%	Pacific View Ventura, California	1965/1996	2001	886,000
17	100%	Queens Center(c) Queens, New York	1973/1995	2004	964,000
18	100%	Santa Monica Place Santa Monica, California	1980/1999	2015	479,000
19	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,171,000
20	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	855,000
21	100%	Stonewood Center(c) Downey, California	1953/1997	1991	929,000
22	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	912,000
23	100%	Towne Mall Elizabethtown, Kentucky	1985/2005	1989	350,000

The Macerich Company
Property Listing
June 30, 2022

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
24	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	502,000
25	100%	Valley River Center Eugene, Oregon	1969/2006	2007	813,000
26	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	578,000
27	100%	Vintage Faire Mall Modesto, California	1977/1996	ongoing	916,000
28	100%	Wilton Mall Saratoga Springs, New York	1990/2005	2020	708,000
		Total Consolidated Centers			25,396,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
29	60%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,078,000
30	50%	Biltmore Fashion Park Phoenix, Arizona	1963/2003	2020	597,000
31	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	985,000
32	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	501,000
33	50%	Country Club Plaza Kansas City, Missouri	1922/2016	2015	965,000
34	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	1,008,000
35	51%	Flatiron Crossing Broomfield, Colorado	2000/2002	2009	1,426,000
36	50%	Kierland Commons Phoenix, Arizona	1999/2005	2003	434,000
37	60%	Lakewood Center Lakewood, California	1953/1975	2008	1,985,000
38	60%	Los Cerritos Center Cerritos, California	1971/1999	2016	1,014,000
39	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	2020	1,883,000
40	60%	South Plains Mall Lubbock, Texas	1972/1998	2017	1,136,000
41	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	692,000
42	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,852,000
43	60%	Washington Square Portland, Oregon	1974/1999	2005	1,304,000
44	19%	West Acres Fargo, North Dakota	1972/1986	2001	692,000
		Total Unconsolidated Joint Venture Centers			17,552,000
		Total Regional Town Centers			42,948,000

The Macerich Company
Property Listing
June 30, 2022

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(d) Queens, New York	2006/2011	2013	374,000
2	50%	Boulevard Shops(d) Chandler, Arizona	2001/2002	2004	185,000
3	100%	Southridge Center(e) Des Moines, Iowa	1975/1998	2013	801,000
4	100%	Superstition Springs Power Center(e) Mesa, Arizona	1990/2002	—	204,000
5	100%	The Marketplace at Flagstaff(c)(e) Flagstaff, Arizona	2007/—	—	268,000
		Total Community / Power Centers			1,832,000
OTHER ASSETS:
	100%	Various(e)(f)	—	—	267,000
	50%	Scottsdale Fashion Square-Office(d) Scottsdale, Arizona	1984/2002	2016	124,000
	50%	Tysons Corner Center-Office(d) Tysons Corner, Virginia	1999/2005	2012	174,000
	50%	Hyatt Regency Tysons Corner Center(d) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(d) Tysons Corner, Virginia	2015	2015	510,000
	50%	Tysons Tower(d) Tysons Corner, Virginia	2014	2014	529,000
OTHER ASSETS UNDER REDEVELOPMENT:
	25%	One Westside(d)(g) Los Angeles, California	1985/1998	ongoing	680,000
	5%	Paradise Valley Mall (d)(h) Phoenix, Arizona	1979/2002	ongoing	303,000
		Total Other Assets			2,877,000
		Grand Total			47,657,000

The Company owned or had an ownership interest in 44 regional town centers, five community/power shopping centers and office, hotel and residential space adjacent to these shopping centers. With the exception of the eight Centers indicated with footnote (c) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.
(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.
(b)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.
(c)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.
(d)Included in Unconsolidated Joint Venture Centers.
(e)Included in Consolidated Centers.
(f)The Company owns an office building and three stores located at shopping centers not owned by the Company. Of the three stores, one is leased to Kohl’s, and two have been leased for non-Anchor uses. With respect to the office building and one of the three stores, the underlying land is owned in fee entirely by the Company. With respect to the remaining two stores, the underlying land is owned by third parties and leased to the Company pursuant to long-term building or ground leases.
(g)Construction is underway to convert former regional town center Westside Pavilion, which closed in January 2019, into an approximately 584,000 square foot Class A creative office campus called One Westside leased solely to Google, while maintaining approximately 96,000 square feet of adjacent entertainment and retail space at 10850 Pico Boulevard. The project was delivered to Google during the fourth quarter of 2021 for tenant improvement work, which is expected to be completed in 2022.
(h)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional town center into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Joint Venture List
As of June 30, 2022
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures, consolidated joint ventures, and financing arrangements. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Arrowhead Towne Center	60%	60%	New River Associates LLC	1,078,000
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	374,000
Biltmore Fashion Park	50%	50%	Biltmore Shopping Center Partners LLC	597,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	185,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	985,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,319,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	501,000
Country Club Plaza	50%	50%	Country Club Plaza KC Partners LLC	965,000
Deptford Mall(d)	51%	51%	Macerich HHF Centers LLC	1,008,000
Fashion District Philadelphia	50%	(f)	Various Entities	802,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,426,000
Freehold Raceway Mall(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,552,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	434,000
Lakewood Center	60%	60%	Pacific Premier Retail LLC	1,985,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Los Cerritos Center(d)	60%	60%	Pacific Premier Retail LLC	1,014,000
One Westside(g)	25%	25%	HPP-MAC WSP, LLC	680,000
Paradise Valley Mall(h)	5%	5%	PV Land SPE, LLC	303,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,171,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	1,883,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	124,000
Macerich Seritage Portfolio(i)	50%	50%	MS Portfolio LLC	795,000
South Plains Mall	60%	60%	Pacific Premier Retail LLC	1,136,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	692,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,852,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	174,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	529,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	510,000
Washington Square(d)	60%	60%	Pacific Premier Retail LLC	1,304,000
West Acres	19%	19%	West Acres Development, LLP	692,000

(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.
(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.
(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.
(d)These Centers have a former Sears store which is owned by MS Portfolio LLC, see footnote (i) below. The GLA of the former Sears store, or tenant replacing the former Sears store, at the five Centers indicated with footnote (d) in the table above is included in Total GLA at the center level. The GLA for the former Sears store at these five Centers plus the GLA of the former Sears store at two wholly owned Centers, Danbury Fair Mall and Vintage Faire Mall, are also aggregated into the 795,000 square feet in the MS Portfolio LLC above.
(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership, distributions are made in the following order: to the third-party partner until it receives a 13% internal rate of return on and of its aggregate unreturned capital contributions; to the Company until it receives a 13% internal rate of return on and of its aggregate unreturned capital contributions; and, thereafter, pro rata 35% to the third-party partner and 65% to the Company.
(f)On December 10, 2020, the Company made a loan (the Partnership Loan) to the 50/50 joint venture that owns Fashion District Philadelphia to fund the entirety of a $100 million repayment to reduce the mortgage loan on Fashion District Philadelphia from $301 million to $201 million. Pursuant to

The Macerich Company
Joint Venture List
As of June 30, 2022
the joint venture partnership agreement, the Partnership Loan plus 15% accrued interest must first be repaid prior to the resumption of 50/50 cash distributions to the Company and its joint venture partner. The principal balance of the Partnership Loan at June 30, 2022 was $119.3 million.
(g)Construction is underway to convert former regional town center Westside Pavilion, which closed in January 2019, into an approximately 584,000 square foot Class A creative office campus called One Westside leased solely to Google, while maintaining approximately 96,000 square feet of adjacent entertainment and retail space at 10850 Pico Boulevard. The Company contributed the existing buildings and land valued at $190.0 million to the joint venture on August 31, 2018. Refer to the Development and Redevelopment Pipeline Forecast for more details.
(h)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional town center Paradise Valley Mall into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.
(i)On April 30, 2015, Sears Holdings Corporation (“Sears”) and the Company announced that they had formed a joint venture, MS Portfolio LLC. Sears contributed nine stores (located at Arrowhead Towne Center, Chandler Fashion Center, Danbury Fair Mall, Deptford Mall, Freehold Raceway Mall, Los Cerritos Center, South Plains Mall, Vintage Faire Mall and Washington Square) to the joint venture and the Company contributed $150 million in cash to the joint venture. On July 7, 2015, Sears assigned its ownership interest in MS Portfolio LLC to Seritage MS Holdings LLC. On December 31, 2020, the Company traded its 50% interest in the former Sears parcel at Arrowhead Towne Center for its partner’s 50% interest in the former Sears parcel at South Plains Mall, such that the Company now owns 100% of the former Sears parcel at South Plains Mall. The Company expects to create additional value through re-leasing the former Sears boxes. For example, Primark has leased space in portions of the Sears stores at Danbury Fair Mall and Freehold Raceway Mall. Refer to the Development and Redevelopment Pipeline Forecast for details of the Former Sears Redevelopments at these properties.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of June 30, 2022
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$3,741,775	$619,356	$4,361,131
Bank and other notes payable	—	74,964	74,964
Total debt per Consolidated Balance Sheet	3,741,775	694,320	4,436,095
Adjustments:
Less: Noncontrolling interests or financing arrangement share of debt from consolidated joint ventures	(359,602)	(97,301)	(456,903)
Adjusted Consolidated Debt	3,382,173	597,019	3,979,192
Add: Company’s share of debt from unconsolidated joint ventures	2,679,010	197,532	2,876,542
Total Company’s Pro Rata Share of Debt	$6,061,183	$794,551	$6,855,734
Weighted average interest rate	4.02%	3.92%	4.01%
Weighted average maturity (years)			3.85

(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of June 30, 2022
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
Danbury Fair Mall (b)	07/01/22	5.71%	$163,677	$—	$163,677
Towne Mall	11/01/22	4.48%	19,063	—	19,063
Green Acres Mall	02/03/23	3.94%	241,863	—	241,863
Fashion Outlets of Niagara Falls USA	10/06/23	6.45%	92,825	—	92,825
Oaks, The	06/05/24	5.49%	168,208	—	168,208
Chandler Fashion Center (c)	07/05/24	4.18%	128,076	—	128,076
Victor Valley, Mall of	09/01/24	4.00%	114,879	—	114,879
Queens Center	01/01/25	3.49%	600,000	—	600,000
Vintage Faire Mall	03/06/26	3.55%	236,898	—	236,898
Fresno Fashion Fair	11/01/26	3.67%	324,155	—	324,155
SanTan Village Regional Center (d)	07/01/29	4.34%	186,331	—	186,331
Freehold Raceway Mall (c)	11/01/29	3.94%	199,796	—	199,796
Kings Plaza Shopping Center	01/01/30	3.71%	536,185	—	536,185
Fashion Outlets of Chicago	02/01/31	4.61%	299,314	—	299,314
Pacific View	05/06/32	5.44%	70,903	—	70,903
Total Fixed Rate Debt for Consolidated Assets		4.13%	$3,382,173	$—	$3,382,173
Santa Monica Place	12/09/22	2.92%	$—	$299,688	$299,688
Green Acres Commons	03/29/23	4.08%	—	125,066	125,066
Fashion District Philadelphia (e),(f)	01/22/24	4.56%	—	97,301	97,301
The Macerich Partnership, L.P. - Line of Credit (e)	04/14/24	5.21%	—	74,964	74,964
Total Floating Rate Debt for Consolidated Assets		3.71%	$—	$597,019	$597,019
Total Debt for Consolidated Assets		4.07%	$3,382,173	$597,019	$3,979,192
II. Unconsolidated Assets (At Company’s pro rata share):
One Westside - defeased (25%) (g)	10/01/22	4.77%	$31,599	$—	$31,599
Washington Square Mall (60%)	11/01/22	3.65%	313,581	—	313,581
Deptford Mall (51%)	04/03/23	3.55%	83,868	—	83,868
Scottsdale Fashion Square (50%)	04/03/23	3.02%	206,588	—	206,588
Tysons Corner Center (50%)	01/01/24	4.13%	348,944	—	348,944
Paradise Valley (5%) (e)	09/29/24	5.00%	2,479	—	2,479
South Plains Mall (60%)	11/06/25	4.22%	120,000	—	120,000
Twenty Ninth Street (51%)	02/06/26	4.10%	76,500	—	76,500
Country Club Plaza (50%)	04/01/26	3.88%	150,270	—	150,270
Lakewood Center (60%)	06/01/26	4.15%	204,239	—	204,239
Kierland Commons (50%)	04/01/27	3.98%	101,172	—	101,172
Los Cerritos Center (60%)	11/01/27	4.00%	311,791	—	311,791
Arrowhead Towne Center (60%)	02/01/28	4.05%	238,622	—	238,622
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	112,485	—	112,485
West Acres - Development (19%)	10/10/29	3.72%	629	—	629
Tysons Tower (50%)	10/11/29	3.38%	94,539	—	94,539
Broadway Plaza (50%)	04/01/30	4.19%	223,965	—	223,965
Tysons VITA (50%)	12/01/30	3.43%	44,508	—	44,508
West Acres (19%)	03/01/32	4.61%	13,231	—	13,231
Total Fixed Rate Debt for Unconsolidated Assets		3.89%	$2,679,010	$—	$2,679,010
Boulevard Shops (50%)	12/05/23	3.24%	$—	$11,447	$11,447
One Westside - Development (25%) (e)	12/18/24	3.09%	—	67,153	67,153
FlatIron Crossing (51%) (e)	02/09/25	5.31%	—	87,242	87,242
Atlas Park (50%) (e)	11/09/26	5.89%	—	31,690	31,690
Total Floating Rate Debt for Unconsolidated Assets		4.53%	$—	$197,532	$197,532
Total Debt for Unconsolidated Assets		3.93%	$2,679,010	$197,532	$2,876,542
Total Debt		4.01%	$6,061,183	$794,551	$6,855,734
Percentage to Total			88.41%	11.59%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

(a)The debt balances include the unamortized debt premiums/discounts and loan finance costs. Debt premiums/discounts represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions. Debt premiums/discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt premiums/discounts and loan finance costs.

(b)On July 1, 2022, the Company closed on a one-year extension to July 1, 2023. The extension included a $10 million principal remargin payment. The interest rate remained unchanged.

(c)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 50.1%

(d)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.

(e)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.

(f)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 50.0%.

(g)On July 1, 2022, the Company's joint venture completed the defeasance and the debt has been paid in full.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of June 30, 2022
In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%	Ownership %	Pro Rata Total Cost (a)(b)	Pro Rata Capitalized Costs Incurred-to-Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
One Westside fka Westside Pavilion Los Angeles, CA	Redevelopment of an existing retail center into an approximately 584,000 sf Class A creative office campus leased solely to Google	$500 - $550(d)	25.0%	$125 - $138(d)	$119	Q3 2022(e)(f)	7.50% - 8.00%(d)

(a)Much of this information is estimated and may change from time to time. See the Company’s forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.

(b)This excludes GAAP allocations of non cash and indirect costs.

(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non cash and indirect costs.

(d)Includes $140 million ($35 million at the Company’s share), which is an allocable share of the total $190 million purchase price paid by the joint venture in August 2018 for the existing buildings and land.

(e)Monthly base rent payments are anticipated to commence during the third quarter of 2022, with base rent abatements from the second through ninth month following rent commencement.

(f)The project was delivered to Google during the fourth quarter of 2021 for tenant improvement work, which is expected to be completed in 2022.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast (Continued)
(Dollars in millions)
As of June 30, 2022
Pipeline of Former Sears Redevelopments:

Project Type	Ownership	Pro rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to-Date(b)	Stabilized Yield(a)(b)(c)
Retail Redevelopment		$75	-	$90	$38	8.0%	-	9.0%
Mixed-Use Densification		55	-	70	5	9.0%	-	10.5%
Future Phases (d)		TBD			—	TBD
Total	various	$130	-	$160	$43

Property	Description	Opened/Expected Opening
Retail Redevelopment:
Chandler Fashion Center (e)	Redevelop existing store with retail and/or retail compatible uses	TBD
Deptford Mall (e)	Redevelop existing store for:
	Dick’s Sporting Goods	Q3-2020
	Round 1	Q4-2020
	Additional Retail Uses	Ongoing
South Plains Mall	Demolish box; site densification with retail and restaurants uses	TBD
Vintage Faire Mall (e)	Redevelop existing store for:
	Dick’s Sporting Goods	Q4-2020
	Dave & Buster’s	Q2-2022
	Additional Retail Uses	Ongoing
Wilton Mall	Redevelop existing store with a medical center/medical office use	Q1-2020
Mixed-Use Densification:
Los Cerritos Center (e)	Demolish box; site densification with residential, hotel and restaurant uses	TBD
Washington Square (e)	Demolish box; site densification with hotel, entertainment and restaurant uses	TBD

(a)Much of this information is estimated and may change from time to time. See the Company’s forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table. This estimated range of incremental redevelopment costs could increase if the Company and its joint ventures decide to expand the scope as the redevelopment plans get refined.

(b)This excludes GAAP allocations of non cash and indirect costs.

(c)Stabilized Yield represents estimated replacement net operating income at stabilization divided by direct redevelopment costs, excluding GAAP allocations of non cash and indirect costs.

(d)Future demand-driven development phases are possible at Los Cerritos Center and Washington Square.

(e)These former Sears stores are owned by a 50/50 joint venture between the Company and Seritage Growth Properties.

The Macerich Company
Corporate Information
Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2022, 2021 and 2020 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2020	$26.98	$5.49	$0.75
June 30, 2020	$13.18	$4.81	$0.50 (a)
September 30, 2020	$9.24	$6.55	$0.15
December 31, 2020	$12.47	$6.42	$0.15
March 31, 2021	$25.99	$10.31	$0.15
June 30, 2021	$18.88	$11.67	$0.15
September 30, 2021	$18.79	$14.85	$0.15
December 31, 2021	$22.88	$15.49	$0.15
March 31, 2022	$19.18	$13.93	$0.15
June 30, 2022	$15.77	$8.42	$0.15
(a) The dividend of $0.50 per share of the Company’s common stock declared on March 16, 2020, consisted of a combination of 80% shares of common stock and 20% in cash.

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 505000
Santa Monica, California 90401	Louisville, KY 40233-5000
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit macerich.com.

Investor Relations

Samantha Greening
Director, Investor Relations
Phone: 424-229-3363
Samantha.greening@macerich.com